Exhibit 10.1

Execution Copy

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE ("Agreement"), made as of September 21, 2022 (the "Effective Date"), by and between FAE Holdings 411519R, LLC, a New York limited liability company, having an office at 355 South Technology Drive, Central Islip, NY 11722 ("Seller"), and 355 S Technology Drive Owner LLC, a Delaware limited liability company, having an office at c/o BEB Capital LLC, 26 Harbor Park Dr., Port Washington NY 11050 (“Purchaser").

WHEREAS, Seller is the owner of certain real property located at 355 S. Technology Drive, Central Islip, NY 11722 (a/k/a District 0500; Section 206.00; Block 03.00; Lot 001.003), more fully described on Exhibit A attached hereto (the “Land”), and (ii) the buildings and other improvements (individually and collectively the “Improvements”) located on the Land; and

WHEREAS, Purchaser desires to purchase the Property from Seller, and Seller desires to sell the Property to Purchaser, in accordance with the terms, covenants and conditions of this Agreement.

W I T N E S S E T H :

NOW THEREFORE, in consideration of the promises made and exchanged herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby covenant and agree as follows:

1.    Agreement to Sell and Purchase.

1.1.    Seller agrees to sell and convey and Purchaser agrees to purchase and acquire the Property subject to and in accordance with this Agreement.

1.2     For purposes of this Agreement, the term “Property” shall include the Land, the Improvements and the following:

(i)    all right, title and interest of Seller in and to any land lying in the bed of any publicly-dedicated street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof;

(ii)    all strips and gores, if any, abutting or adjoining the Land;

(iii)    all easements, rights of way, licenses, privileges, hereditaments and appurtenances, if any, as part of or inuring to the benefit of the Land; and

(iv)    all fixtures, other than trade fixtures of Seller, or any tenant or occupant of the Land and Improvements.

1.3    This sale includes all right, title and interest of Seller, if any, in and to (i) all licenses, permits, certificates of occupancy and other approvals issued by any state, federal or local authority relating to the use, maintenance or operation of the Property to the extent that they may be transferred or assigned; (ii) all warranties or guaranties, if any, applicable to the Property, to the extent such warranties or guaranties are assignable; (iii) all air rights and development rights; (iv) the plans, specifications, surveys, architectural renderings, engineering plans and reports, as-built drawings, floor plans and other similar plans or diagrams; and (v) any award to be made for damage to the Land by reason of the change of grade of any land lying in the bed of any publicly-dedicated street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof. Seller shall execute and deliver to Purchaser at the Closing (as hereinafter defined), or thereafter, on demand all proper instruments for the transfer without warranty or recourse to Seller, all of Seller’s right, title and interest, if any to the foregoing.

2.    Purchase Price and Payment.

2.1.    The purchase price (the "Purchase Price") payable to Seller for the Property is Twenty Eight Million Five Hundred Thousand ($28,500,000.00) Dollars. The Net Purchase Price (as hereinafter defined) shall be paid to Seller at the Closing by wire transfer in Current Funds (as hereinafter defined) to the Escrow Agent. As used herein, the term “Net Purchase Price” shall mean the Purchase Price less the Downpayment (as hereinafter defined) and subject to such adjustments and credits as are provided in this Agreement.

2.2.    The Purchase Price is payable as follows:

2.2.1.    Purchaser shall pay the sum of One Million Four Hundred Twenty Five Thousand ($1,425,000.00) Dollars (the “Downpayment”), not later than two (2) business day after the date hereof, by wire transfer of immediately available federal funds (“Current Funds”), to National Land Tenure Company LLC, Attn: Jessica Bellacicco, email jbellacicco@nltco.com, as escrow agent (“Escrow Agent”)

2.2.2.    The balance of the Purchase Price in the amount of Twenty Seven Million Seventy Five Thousand ($27,075,000.00) Dollars, subject to the prorations, credits and payments specified in this Agreement, shall be paid at the Closing (as hereinafter defined), by Current Funds to Seller or Seller’s order.

2.3.    The Downpayment shall be held in escrow by Escrow Agent and disbursed in accordance with the terms and conditions of this Agreement. If Purchaser fails to deposit the Downpayment with the Escrow Agent as herein provided, Seller may, at its option, terminate this Agreement upon written notice to Purchaser, in which event neither Seller nor Purchaser shall have any further rights, duties or obligations hereunder except for provisions of this Agreement which expressly survive the termination of this Agreement. Purchaser may direct the Escrow Agent to deposit the Downpayment in an interest bearing money market escrow account and any interest earned on the Downpayment shall be deemed to be part of the Downpayment, shall be paid together with the principal portion of the Downpayment. If title closes in accordance with this Agreement, the interest shall be paid to Seller and shall be credited toward the Purchase Price at Closing. The Downpayment shall be held subject to the terms of Article 24 of this Agreement.

2.4.    Purchaser expressly agrees and acknowledges that Purchaser's obligations hereunder are not in any way conditioned upon or subject to Purchaser obtaining financing of any type or nature whatsoever, whether by way of debt, equity investment, or otherwise (“Financing”) to consummate the transaction contemplated hereby. While this Agreement is not contingent upon Purchaser obtaining Financing, Seller shall, at no cost, expense or liability to Seller, reasonably cooperate with Purchaser’s lender providing Financing at Closing, provided, (i) such Financing shall not modify or alter this Agreement, (ii) Seller shall not be required to incur any expense or make any repairs or alterations in connection with such Financing, (iii) Seller shall not be required to obtain or provide additional agreements or other documents in connection with such Financing, (iv) such Financing shall not delay the Closing, and (v) Purchaser’s failure to obtain such Financing shall not relieve Purchaser from any obligations under this Agreement.

2.5.    Purchaser and Seller agree that the entire Purchase Price shall be allocated to the Property. The value of any personal property that is included in the transaction contemplated by this Agreement is de minimis, and no part of the Purchase Price is allocable thereto. The parties shall execute all forms required to be filed for tax purposes with any taxing authority in a manner consistent with such allocation.

3.    Exceptions to Title; Title Matters.

3.1.    Seller shall transfer and Purchaser shall accept fee simple title to the Property in accordance with the terms of this Agreement, subject to the following matters (collectively, the "Permitted Exceptions"):

3.1.1.    Subject to proration under Article 6, all liens for unpaid real estate taxes, PILOT payments, water charges and sewer rents not in arrears as of the Closing Date.

3.1.2.    All present and future zoning, building, environmental and other laws, ordinances, codes, rules, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any (collectively, "Laws and Regulations").

3.1.3.    To the extent Purchaser has not objected to the following prior to expiration of the expiration of the Diligence Period, all recorded covenants, restrictions, reservations and easements, and all agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property that are either (a) presently existing or (b) granted to a public utility with Purchaser’s consent, not to be unreasonably withheld.

3.1.4.    The state of facts shown in the survey prepared by Sidney B. Bowne & Son dated August 8, 2000, last updated January 7, 2013, and any additional facts that would be disclosed by a survey of the Property, provided such additional facts do not have a material adverse effect on the current use of the Property.

3.1.5.    Intentionally omitted.

3.1.6.    Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), walkways, landscaping, parking areas, curbing, sprinklers, driveways, fences, light poles, signs, air conditioners and the like, if any, on, under or above any street or highway, the Property or any adjoining property, provided that the Title Company omits any “out of possession” exception relating thereto.

3.1.7.    Variations between tax lot lines and lines of record title.

3.1.8.    Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer contained in the Property, provided that the Title Company shall remove them as exceptions from the Title Policy or shall affirmatively insure over them at no cost to Purchaser and that no prohibition of present use or maintenance of the Property will result therefrom.

3.1.9.    The lease to be entered into at Closing between Purchaser and CVD Equipment Corp. in the form annexed hereto as Exhibit B (the “Lease”).

3.1.10.    Intentionally Omitted.

3.1.11.    Covenants and Restrictions as recorded in Liber 12127 Page 437 in the Suffolk County Clerk’s Office.

3.1.12.    Telephone Easement recorded as Liber 12150 Page 895 in the Suffolk County Clerk’s Office.

3.1.13.    Drainage Easement recorded in Liber 12112 Page 365 and Liber 12334 Page 456 in the Suffolk County Clerk’s Office.

3.2.        Purchaser agrees to order a title commitment for the Property (the “Title Report”) from National Land Tenure Company LLC (the “Title Company”), as agent for First American Title Insurance Company, and Purchaser shall furnish to Seller’s attorney a copy of the Title Report and all supplements thereto. If Purchaser shall fail to notify Seller’s attorney on or before the expiration of the Diligence Period (or within the timeframe set forth in Section 3.5 with respect to New Encumbrances, as defined below), of the existence of any defect, lien or encumbrance (each a “Title Defect” and collectively, the “Title Defects”) other than a Permitted Exception, Purchaser shall be deemed to have waived its right to object to such Title Defects. Such notice shall include a description of the Title Defects objected to by Purchaser. For purposes of this Agreement, delivery of the Title Report to Seller’s attorney shall be deemed to satisfy the notice requirement above.

3.3.        If any update to the Title Report or any update to Purchaser’s survey discloses any additional title encumbrance that is not a Permitted Exception, that was not previously disclosed on the Title Report and was not created by or through Purchaser (a “New Encumbrance”), Purchaser shall have the right, within the earlier of Closing or ten (10) business days after receipt of such updated Title Report or survey, to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Encumbrance. If Purchaser disapproves of the New Encumbrance, Seller shall notify Purchaser within the earlier of (i) five business days or (ii) two (2) business days prior to the then-scheduled Closing Date as to whether it is willing to attempt to cure the New Encumbrance. If Seller does not elect to attempt to cure such New Encumbrance, or, if having elected to attempt to cure such New Encumbrance, Seller fails to cure such New Encumbrance on or before the Closing Date (as the same may be extended pursuant to Section 3.5 below), Purchaser may either (a) terminate this Agreement by written notice to Seller, in which event this Agreement shall terminate, Escrow Agent shall promptly return the Downpayment to Purchaser, and thereupon the parties shall have no further obligations under this Agreement other than those provisions that expressly survive termination, or (b) upon notice to Seller, accept such title as Seller can convey without reduction of the Purchase Price or any credit or allowance on account thereof, or any claim against Seller therefor.

3.4.        Notwithstanding any provision to the contrary contained in this Agreement, with respect to any matter which the Title Company may raise as an exception to title in the Title Report, if Chicago Title Insurance Company, Fidelity National Title Insurance Company or Commonwealth Land Title Insurance Company (each, a “National Title Insurer”) would be willing to omit the same as an exception from the Title Policy (defined below), without additional charge to Purchaser, then Seller shall have the right to require Purchaser to obtain its Title Policy from the National Title Insurer that is willing to so insure, and all references in this Agreement to “Title Company” shall thereafter be deemed to refer to such National Title Insurer.

3.5.        (a) If, at the Closing, Seller fails or is unable to convey to Purchaser title to the Property subject to and in accordance with the provisions of this Agreement, Seller shall be entitled, upon written notice delivered by email to Purchaser’s attorney, to reasonable adjournments of the Closing Date to enable Seller to convey such title, provided such adjournments shall not exceed 60 days in the aggregate. No action taken by Seller shall be an admission that Seller is unable to convey title to the Property in accordance with this Agreement. If Seller does not so elect to adjourn the Closing, or if Seller has adjourned the Closing Date for an additional period and following all of Seller’s adjournments, Seller is unable to convey title subject to and in accordance with the provisions of this Agreement, Purchaser may terminate this Agreement by written notice delivered on or promptly after the date scheduled for the Closing, as last adjourned by Seller, in which event the Escrow Agent shall repay to Purchaser the Downpayment and reimburse Purchaser for reasonable title search fees (without insurance) and reasonable survey costs, subject to Section 24 hereof, and this Agreement shall thereupon be deemed terminated and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except those provisions that expressly survive termination. Except as otherwise expressly provided in this Agreement, Seller shall not be required to take or bring any action or proceeding or any other steps to remove any New Encumbrance on, Title Defect in, or objection to title or to fulfill any condition precedent to Purchaser's obligations under this Agreement or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller therefor, at law or in equity.

(b)          Notwithstanding the foregoing provisions of this Article 3, Seller shall satisfy and discharge (or cause the Title Company to insure over) all Voluntary Liens (as hereinafter defined) on or prior to the Closing Date. The term “Voluntary Liens” shall mean (i) liens and other encumbrances which Seller has knowingly and intentionally placed on the Property, or any part thereof, or with respect to which Seller has taken an affirmative action that directly results in the placement of same against the Property, or any part thereof; (ii) any and all mechanics’ liens and/or materials relating to work performed or alleged to have been performed at the Property; (iii) any encumbrance of title created by Seller following the Effective Date; (iv) unpaid real estate tax liens and PILOT payments for all tax years prior to the tax year in which the Closing Date occurs; (v) mortgages or other liens made or assumed by Seller that encumber all or any portion of the Property; and (vi) all liens and other encumbrances created or assumed by Seller that can be removed by the payment of a liquidated sum of money, which sum (with respect to this clause (vi) only) shall not exceed $100,000 in the aggregate for all such liens.

3.6.        If at the Closing there are any liens or encumbrances on the Property which are not Permitted Exceptions and which Seller is obligated by this Agreement or elects to pay and discharge (including any liens for transfer, inheritance, estate, franchise or other similar taxes, judgments or any encumbrances or other Title Defects or New Encumbrances which would be grounds for Purchaser to terminate this Agreement), Seller may use any cash portion of the Purchase Price for the Property to satisfy the same. Any such judgments, liens, taxes, other encumbrances, encroachments or any other defects may be, and shall be deemed satisfied upon Seller providing such items as will cause the Title Company (or a National Title Insurer, as applicable) to remove such matter as an exception from the Title Policy, including, without limitation, depositing with the Title Company funds sufficient to satisfy such judgments, liens, taxes or other encumbrances in full and the cost of recording the satisfaction instrument(s), together with any other documents or instruments the Title Company may require.

3.7.        Notwithstanding anything in this Article 3 to the contrary, Purchaser may at any time Close title to the Property irrespective of the condition of the Seller’s title to the Property as it exists on the Closing Date without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller. The acceptance of the Deed by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller's part to be performed under this Agreement, except for such matters which are expressly stated in this Agreement to survive the Closing, to the limit of such survival.

3.8.        The amount of any unpaid taxes, assessments, PILOT payments, water charges and sewer rents affecting the Property on the Closing Date which the Seller is obligated to pay and discharge, with interest and penalties if any, may at the option of Seller be paid by the Seller, or by Purchaser out of the balance of the Purchase Price, if official bills therefor with interest and penalties thereon figured to said date are furnished to or obtained by the Title Company at the Closing for payment thereof and the Title Company is willing to insure against collection or enforcement of same out of the Property.

3.9.        Seller will comply with all notes or notices or violations of law or municipal ordinances, orders or requirements noted in or issued by any federal, State, County or other local governmental agency or department having jurisdiction as to lands, housing, buildings, fire, health and labor conditions (collectively the “Violations”) affecting the Property on the Effective Date. The Property shall be transferred free of the Violations at Closing. Seller shall pay all fines and penalties assessed or imposed for such Violations and Seller shall pay any fines and penalties assessed or imposed for any Violations on the Closing Date. Purchaser shall have the right to approve (such approval not to be unreasonably withheld or delayed) any permits with respect to the Property that will remain open after Closing. All permits so approved by Purchaser shall not be deemed Violations. This Section 3.9 shall survive Closing.

4.             Closing.

4.1.        Subject to the Purchaser’s right to accelerate under Section 4.3 below, the closing of title in accordance with this Agreement (the “Closing”, the actual date of the Closing being herein referred to as the “Closing Date”) shall take place on the date which is sixty (60) days after the expiration of the Diligence Period. Purchaser shall have the one-time right to extend the Closing Date for a period of up to thirty (30) days, by delivering written notice to Seller of such extension not later than five (5) days prior to the scheduled Closing Date, which adjourned date for Closing shall be TIME OF THE ESSENCE with respect to Purchaser's obligations under this Agreement.

4.2.        The Closing shall occur at the offices of Title Company or at such other location as may be mutually agreed upon by Seller and Purchaser. The parties intend that the Closing will not be attended in person by representatives of the parties. Rather, the Closing shall occur by (a) delivery of the Closing Documents by the Seller and Purchaser to the Title Company in escrow on or before the scheduled date of Closing, and (b) Purchaser’s deposit of funds in the amount of the Net Purchase Price, plus or minus applicable prorations, with the Title Company.

4.3.        Notwithstanding anything to the contrary herein, Purchaser shall have the right to accelerate the Closing Date to such earlier date as Purchaser may select by providing Seller with written notice specifying the date on which Purchaser seeks to close, on condition that (i) such date shall be not less than five (5) business days after the date of such notice and (ii) such date shall be reasonably acceptable to Seller (the “Accelerated Closing Date”). If the Accelerated Closing Date is before the expiration of the Diligence Period, then the Diligence Period shall be deemed to have expired as of the Accelerated Closing Date.

5.             Diligence Period; As Is.

5.1.        During the period (the “Diligence Period”) commencing on the Effective Date and ending 5:00 PM on November 3, 2022 [30 business days following the Effective Date], Purchaser shall determine, in its sole and absolute discretion, whether the Property is acceptable to Purchaser. Purchaser may terminate this Agreement at any time prior to the expiration of the Diligence Period, for any reason or for no reason at all, by giving written notice to Seller (which notice may be delivered electronically to Seller’s attorney at: bweinstock@rmfpc.com with a copy to Seller at: elakios@cvdequipment.com). In addition, Purchaser shall be deemed to have terminated this Agreement as of the expiration of the Diligence Period unless Purchaser affirmatively elects in writing not to terminate this Agreement. If, and only if, Purchaser makes such affirmative election not to terminate this Agreement prior to the expiration of the Diligence Period, Purchaser shall have waived its right to terminate this Agreement under this Section 5.1. In the event Purchaser elects to terminate (or is deemed to have terminated) this Agreement pursuant to this Section 5.1, (i) the Escrow Agent shall immediately return the Downpayment to Purchaser, and (ii) neither party shall have any further rights or obligations under this Agreement except for those provisions that expressly survive termination of this Agreement. All dates and time periods in this paragraph of Section 5.1 shall be TIME OF THE ESSENCE.

5.1.1.        During the term of this Agreement, Purchaser shall have the right, subject to the terms of this Agreement, to enter upon the Property and make such investigations, studies and tests, including, without limitation, surveys, engineering and environmental studies, as Purchaser deems necessary or advisable, including a Phase I Environmental Assessment and, if recommended by the Phase I Environmental Assessment, a Phase II Environmental Assessment (collectively, the “Purchaser Investigations”). As part of the Purchaser Investigations, Purchaser may physically inspect the Property, but if such inspections involve testing, sampling or other invasive actions, Purchaser shall provide Seller with a detailed work plan identifying the complete scope of such Purchaser’s Investigations and Seller may deny, condition or restrict such Purchaser’s Investigations, in its reasonable discretion. If Purchaser terminates this Agreement during the Diligence Period due to Seller’s denial, conditioning or restricting testing, sampling or other invasive actions, Seller shall reimburse Purchaser for Purchaser’s Pursuit Costs (hereinafter defined).

5.1.2.         Any access to the Property required by Purchaser in connection with the inspection of the Property contemplated hereunder (i) must be upon written notice to Seller (which notice may be delivered electronically to Seller’s attorney at: bweinstock@rmfpc.com with a copy to Seller at: elakios@cvdequipment.com) and during reasonable business hours, and (ii) Seller shall have the right to have a representative of Seller present at all times when Purchaser or its representatives are present at the Property, Purchaser acknowledges that the Property is a restricted and secure facility, and as such, access to the Property is subject to the protocols and reasonable discretion of CVD Equipment Corporation. Prior to Purchaser or any Purchaser consultant entering onto the Property, Purchaser and its consultants shall furnish to Seller such identifying information and documents that CVD Equipment Corporation may require, and a commercial general liability insurance policy with a coverage limit not less than $1,000,000.00 per occurrence, $2,000,000.00 in the aggregate naming Seller and its designees as additional insureds. Promptly after the performance of such Purchaser Investigations, Purchaser shall restore the Property as near as reasonably practicable to its condition prior to the Purchaser Investigations, and Purchaser shall repair all damage caused to the Property arising or resulting from such inspection, except that Purchaser and Purchaser’s consultants and agents shall have no liability for any environmental or pre-existing conditions discovered by Purchaser and Purchaser’s consultants and agents except to the extent Purchaser or Purchaser’s consultants and agents cause a release or exacerbate such conditions (but only to the extent of the exacerbation caused by Purchaser or Purchaser’s consultants).

5.1.3.        Purchaser shall indemnify, defend and hold Seller harmless from and against all actual loss, liability, cost and expense (including, without limitation, reasonable out-of-pocket attorney’s fees and disbursements) arising out of or in connection with the acts of Purchaser, its representatives, partners, shareholders, agents, employees, licensees, invitees, contractors and consultants in connection with any Purchaser Investigations conducted at the Property, except that Purchaser and Purchaser’s consultants and agents shall have no liability for any environmental or pre-existing conditions discovered by Purchaser and Purchaser’s consultants and agents except to the extent Purchaser or Purchaser’s consultants and agents cause a release or exacerbate such condition. This indemnity shall survive Closing and termination of this Agreement.

5.1.4.     Upon any termination of this Agreement prior to Closing, upon Seller’s written request, Purchaser shall promptly provide Seller with complete copies of all tests, reports, laboratory results and other information obtained by Purchaser from its consultants, engineers and others in Purchaser’s Investigation of the Property. Seller acknowledges and agrees that (a) all such reports and studies shall be for general informational purposes only, (b) Seller shall not have any right to rely on any such reports and studies, (c) all such reports shall be delivered without any warranty or representation as to accuracy or completeness whatsoever, and (d) neither Purchaser, any affiliate of Purchaser nor the person or entity which prepared any such reports or studies shall have any liability to Seller for any inaccuracy in or omission from any such report. If Closing occurs, Seller shall have no right to request any tests, reports, laboratory results or other diligence information from Purchaser.

5.2.        If any Purchaser Investigation determines that there has been a release of Hazardous Materials (hereinafter defined) on the Property that requires remediation (“Remediation”) in accordance with applicable Environmental Laws (hereinafter defined) Purchaser shall cause the Remediation to be performed following the Closing and Seller shall reimburse Purchaser for up to the first One Hundred Thousand ($100,000.00) Dollars of the costs of the Remediation (the “Remediation Costs”), and Purchaser shall pay the next Fifty Thousand ($50,000.00) Dollars of the Remediation Costs. If the Remediation Costs are reasonably expected to exceed One Hundred Fifty Thousand ($150,000.00) Dollars, then Purchaser may terminate this Agreement by giving Seller a notice making reference to this Section 5.2 (an “Environmental Termination Notice”). This provision shall survive the Closing.

5.3.        Purchaser shall use all information concerning the presence of Hazardous Materials affecting the Property (“Confidential Information”) only for purposes of evaluating the Property in connection with its purchase thereof in accordance with the terms of this Agreement. Purchaser further agrees that prior to the Closing, Purchaser’s use of the Confidential Information shall be governed by the provisions of Article 25 below.

5.4.        Except as otherwise provided in this Agreement, Purchaser acknowledges and agrees that it is purchasing the Property in “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” condition, based on its condition as of the Effective Date, reasonable wear and tear (loss by casualty or condemnation excepted), with no right of set-off or reduction in the Purchase Price, and that, except for the Seller’s representations expressly set forth in this Agreement, such sale shall be without representation or warranty of any kind, express or implied, all of which are renounced by Seller and waived by Purchaser. Purchaser specifically acknowledges that, except for the Seller’s representations expressly set forth in this Agreement, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, any other party, broker or other agent representing or purporting to represent Seller as to any matters concerning the Property including: (i) the income from or value of the Property; (ii) any income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for further development of the Property or construction thereon; (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any Improvements thereon; (v) the manner, quality, state of repair or lack of repair of the Property (including the roof, foundation, HVAC systems or any other component of the Property or any improvements thereon); (vi) the nature, quality or condition of the Property, including with respect to water conditions, soil, geological or geotechnical condition (including soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including, without limitation, any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Property); (vii) the compliance of or by Seller, the Property, or its operation with any Laws and Regulations; (viii) the manner or quality of the construction or materials incorporated into the Property; (ix) compliance with Environmental Laws or land use laws, rules, regulations, orders, codes or requirements, including the Americans with Disabilities Act of 1990; (x) the presence or absence of radon gas, methane gas, asbestos any other Hazardous Materials at, on, under, or adjacent to the Property; (xi) the conformity of any improvements to any plans or specifications, including any plans and specifications that may have been or may be provided to Purchaser; (xii) the conformity of the Property to past, current or future applicable zoning or building requirements; (xiii) deficiency of any undershoring; (xiv) deficiency of any drainage; (xv) the fact that all or a portion of the Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (xvi) the existence of vested land use, zoning or building entitlements affecting the Property; (xvii) water rights or the availability of or access to water; (xviii) the presence or suitability of any utilities or availability thereof; (xix) the current or future real estate tax liabilities, assessments or valuations of the Property, (xx) the potential qualification of the Property for any and all benefits conferred by Federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (xxi) the present and future condition and operating state of any and all machinery or equipment on the Property and the present or future structural and physical condition of the Improvements or their suitability for rehabilitation or renovation, (xxii) the ownership or state of title of any personal property on the Property, (xxiii) the completeness or accuracy of any information provided to Purchaser by the Seller or the Seller Related Parties (hereinafter defined); (xxiv) any matters relating to the Lease; or (xxv) any knowledge that the Seller may have relating to the Property that it has, or has not, shared with Purchaser. Purchaser further acknowledges and agrees that, except as required under this Agreement, Seller is not under any duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller, and Purchaser, for itself and for its successors and assigns, hereby expressly waives and releases Seller from any such duty that otherwise might exist. Except as provided in this Agreement, Purchaser is and will be relying strictly and solely upon its own inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers and Purchaser is fully satisfied that the Purchase Price is fair and adequate consideration for the Property.

5.5.       Except as provided in this Agreement, Seller disclaims all warranties of any kind or nature whatsoever (including warranties of habitability and fitness for particular purposes), whether expressed or implied, with respect to the presence of Hazardous Materials on, above or beneath the Land (or any parcel in proximity thereto) or in any water on or under the Property. The Closing shall be deemed to constitute an express waiver of Purchaser's right to cause Seller to be joined in any action brought under any Environmental Laws. The term "Hazardous Materials" means (a) those substances included within the definitions of any one or more of the terms "hazardous materials", "hazardous wastes", "hazardous substances", "industrial wastes", and "toxic pollutants", as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl ("PCBs") or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term "Environmental Laws" means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes. Purchaser acknowledges and agrees that the waivers, releases, and other provisions contained in Article 5 are a material factor in Seller’s acceptance of the Purchase Price and that Seller is unwilling to sell the Property to Purchaser unless Seller is released as expressly set forth above. Purchaser has fully reviewed the disclaimers, releases and waivers set forth in this Agreement and understands and accepts the significance and effect thereof.

5.6.       Except for the specific representations and warranties of Seller under the Agreement, and in the Seller’s Closing Documents, Purchaser is responsible for verifying through Purchaser’s own due diligence the accuracy and completeness of Property Documents (hereinafter defined) that are provided by Seller to Purchaser and any reliance by Purchaser on such Property Documents shall be at Purchaser’s own risk. Purchaser hereby acknowledges that all Property Documents prepared and provided by third parties heretofore or hereafter delivered by Seller or Seller’s agents to Purchaser or Purchaser’s agents is solely for the convenience of Purchaser and Seller does not and shall not warrant, guarantee, affirm or assure accuracy, completeness or validity of any of the information contained or referenced therein.

5.7.       Except as provided in this Agreement, Purchaser releases Seller or any party related to or affiliated with Seller (each, a “Seller Related Party”) and their respective successors and assigns from and against any and all claims which Purchaser or any party related to or affiliated with Purchaser (each, a "Purchaser Related Party") has or may have arising from or related to any matter or thing related to or in connection with the Property, except claims caused by the gross negligence of willful misconduct of any Seller Related Parties occurring from and after the Effective Date. If any Remediation is required after the Closing Date, it shall be performed at the sole cost and expense of Purchaser and Purchaser shall not seek reimbursement or compensation from Seller on account thereof in excess of the amounts set forth in this Agreements, except as set forth in Section 5.2. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 5.6 shall survive the termination of this Agreement.

5.8.       This Article 5 shall survive Closing and termination of this Agreement and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

6.             Apportionments.

6.1.    There shall be no prorations or apportionments between Seller and Purchaser at Closing.

7.             Representations and Warranties of the Parties. Certain Covenants.

7.1.    Seller represents to Purchaser that the following are true and correct on the date hereof and on the Closing Date:

7.1.1.        Seller has the requisite power and authority to enter into and to perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Seller. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Seller, when executed and delivered, shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with Seller’s organizational documents.

7.1.2.   Seller is a Delaware limited liability company duly formed and validly existing under the laws of the Commonwealth of Delaware and is duly authorized to conduct business in the State of New York. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the "Code").

7.1.3.   Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller.

7.1.4.   Seller is not a Blocked Person (as hereinafter defined), it being understood that Seller makes no representation with respect to any person or entity that owns an indirect equity interest in Seller by virtue of owning publicly traded securities. For purposes of this Agreement, a “Blocked Person” is any person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the U.S. Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

7.1.5.   Seller is not the subject of, nor has Seller received any written notice of, any voluntary or involuntary bankruptcy or similar insolvency proceeding, any attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings now pending or, to Seller’s knowledge, threatened against the Seller.

7.1.6.   There is no service contract, property management agreement or other similar agreement with respect to services provided at Property that will be binding on Purchaser after Closing.

7.1.7.   Except for the Lease, there is no lease, license or occupancy agreement for the Property that will remain in effect after the Closing. No person or entity other than Seller and its affiliates is in possession of any portion of the Property.

7.1.8.   To Seller’s knowledge, Seller has not received notice from any governmental authority with jurisdiction over the Property that the Property is in violation of any applicable law, regulation, rule or order, including, without limitation, Environmental Laws that has not been complied with or if any notice is still outstanding, Seller is in the process of complying with such notice. Attached hereto as Exhibit F is a true and complete list of all such notices with respect to which any compliance remains outstanding as of the Effective Date.

7.1.9.   To Seller’s knowledge, Seller or its affiliates are in possession of all material licenses, permits and approvals necessary to operate the Property as it is currently operated.

7.1.10.       Seller has not granted any option rights or rights of first refusal with respect to the occupancy or acquisition of the Property and, to Seller’s knowledge, no such right or option exists.

7.1.11.       To the Seller’s knowledge, there is no pending litigation affecting the Property or Seller which would adversely affect Seller’s ability to perform its obligations under this Agreement or to convey title to the Property as provided herein.

7.1.12.       Seller has not received written notice of any pending assessments for municipal improvements chargeable against the Property.

7.1.13.       Seller has no pending proceedings or appeals to correct or reduce the assessed valuation of the Property for the current and prior tax years.

7.1.14.       Seller has not received any written notice of any pending eminent domain proceedings which would affect all or any portion of the Property.

The representations and warranties of Seller set forth in this Agreement (collectively, the “Surviving Representations”) shall survive the Closing for six (6) months (the “Survival Period”). Each Surviving Representation shall automatically be null and void and of no further force and effect after the Survival Period unless, prior to the end of the Survival Period, Purchaser shall have asserted in writing a specific claim with respect to the particular Surviving Representation and commenced a legal proceeding within 90 days thereafter against Seller alleging that Seller is in breach of such Surviving Representation and that Purchaser has suffered damages as a result thereof (a “Proceeding”). If Purchaser timely commences a Proceeding, then Purchaser shall be entitled to receive an amount equal to its damages as a result of Seller’s breach of the Surviving Representation, but in no event shall the liability of Seller under this Section 7.1 exceed the Ceiling. As used herein, “Ceiling” means with respect to all representations in this Section 7.1, $400,000. The provisions of this Section 7.1 shall constitute the sole and exclusive remedy after closing for breaches of Seller’s representations.

7.2.    When used in this Agreement or in any certificate or other document delivered pursuant hereto, the phrase “to the best of Seller's knowledge,” “to Seller's knowledge,” or derivations thereof shall be construed to mean the current, actual knowledge (as opposed to constructive or imputed knowledge) of Emanuel Lakios, without any obligation to make investigation or inquiry regarding the Property, and without obligation to make any investigation of the files, documents or studies in the possession of other persons, and shall not include any knowledge which may be imputed to Seller or of any other person. Purchaser acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller's knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Purchaser. Purchaser covenants that it will bring no action of any kind against such individuals, related to or arising out of these representations and warranties.

7.3.    No claim for damages for a misrepresentation or breach of warranty of Seller, irrespective of whether contained in this Agreement or in any certificate or other writing made by Seller, shall be actionable or payable, and Seller shall have no liability to Purchaser for any misrepresentation or breach of warranty of Seller, if Purchaser does not Close title to the Property. Furthermore, if Purchaser Closes title to the Property no claim for damages for a misrepresentation or breach of warranty of Seller, irrespective of whether contained in this Agreement or in any certificate or other writing made by Seller, shall be actionable or payable, and Seller shall have no liability to Purchaser for (a) any condition, state of facts or other matter (i) which Dan Domb had actual knowledge prior to Closing, or (ii) which is set forth in information or documents relating to the Property actually delivered or made available in its complete form to Purchaser or Purchaser’s Agents no less than two business days prior to expiration of the Diligence Period via email or in hard copy form (the “Property Documents”) irrespective of whether Purchaser or Purchaser’s Agents reviewed such information or documents, or (b) any misrepresentation or breach of warranty of Seller unless an action shall have been commenced by Purchaser against Seller within the timeframe set forth in Section 7.1. Purchaser further agrees that every otherwise applicable period of limitation to commence any action or proceeding for a misrepresentation or breach of warranty of Seller set forth in this Agreement shall be deemed to have expired within the time periods set forth in Section 7.1, which time periods shall not be subject to extension, enlargement or waiver by any means. If, prior to the Closing Date, Purchaser discovers that Seller has breached any representations and warranties of Seller and the breach has or would have a material adverse effect (as defined in Section 9.2.3), which is not cured in accordance with Section 9.2.3(b), Purchaser shall have the right to terminate this Agreement by written notice to Seller. If Purchaser duly terminates this Agreement, the Downpayment shall be promptly returned to Purchaser and neither party shall have any further rights or obligations pursuant to this Agreement, except that Purchaser may recover from Seller, as its sole recoverable damages (but without limiting its right to receive a refund of the Downpayment), the cost of the title report and new survey and Purchaser’s documented out of pocket legal fees and inspection costs up to an aggregate of $150,000 (collectively, the “Pursuit Costs”). For the avoidance of doubt, the Seller shall only be required to pay (i) Purchaser’s Pursuit Costs, or (ii) up to the sum of $150,000 to cause Seller’s representations and warranties to no longer have a material adverse effect, but not both.

7.4.    Purchaser represents to Seller that, subject to the terms and conditions of this Agreement, the following are true and correct on the date hereof:

7.4.1     Purchaser has the requisite power and authority to enter into and to perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Purchaser. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Purchaser, when executed and delivered, shall constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with Purchaser’s by-laws or certificate of incorporation.

7.4.2.    Purchaser is not subject to any law, order, decree, restriction, or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby.

7.4.3.    Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Purchaser.

7.4.4.    There are no judgments, orders, or decrees of any kind against Purchaser unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to Purchaser's actual knowledge, threatened against Purchaser, which would have any material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

7.4.5.    Purchaser is not a Blocked Person, it being understood that Purchaser makes no representation with respect to any person or entity that owns an indirect equity interest in Purchaser by virtue of owning publicly traded securities.

7.5    Seller covenants that between the date of this Agreement and the Closing:

(i)     Seller shall, at Seller’s sole cost and expense, maintain, or cause to be maintained, the Property in accordance with Seller’s past practices of operating, repair and condition, normal wear, tear and casualty excepted.

(ii)    Seller shall, at Seller’s sole cost and expense, maintain the current insurance coverages on the Property or equal coverages in replacement thereof.

(iii)     Seller shall not initiate, request, permit, or consent to any change in the zoning classification of the Property or any related change under applicable zoning ordinance or regulation.

(iv)    Seller shall promptly provide Purchaser with a copy of any notice, citation, complaint or other directive from any person, entity or governmental or quasi-governmental authority whereby Seller’s compliance with laws applicable to the Property is called into question, and promptly notify Purchaser of any new information or other developments which could make any representation hereunder materially inaccurate.

(v)    Seller shall not enter any service contracts other agreements relating to the Property, unless after Closing Seller shall continue to be solely liable for performance and payment under such new service contracts or agreements.

(vi)    Except for the Lease, Seller shall not enter into any lease, license, occupancy agreement or any other agreement providing for occupancy or possession of any portion of the Property.

(vii)    Unless this Agreement has been terminated, or Purchaser is in material default of its obligations under this Agreement, Seller shall not market the Property for sale, substantively negotiate for or enter into any agreement with a third-party for the purchase and sale of the Property. For avoidance of doubt, Seller’s unsolicited receipt of an offer to purchase the Property, and any response from Seller that does not address the substance of such offer, shall not be prohibited under this subsection (vii).

8.            Closing Deliveries.

8.1.       At or prior to the Closing, Seller shall deliver to Escrow Agent the following documents (collectively, herein referred to as the “Seller’s Closing Documents”):

8.1.1.    A statutory form of Bargain and Sale Deed sufficient to convey fee title to the Property subject to and in accordance with the provisions of this Agreement, in the form attached hereto as Exhibit C and made a part hereof (the “Deed”).

8.1.2.    A Bill of Sale and Assignment of Intangible Personal Property in the form attached hereto as Exhibit D and made a part hereof (the “Bill of Sale and Assignment”).

8.1.3.    A certificate, executed and acknowledged by Seller, in accordance with Section 1445 of the Code.

8.1.4.    Evidence of the authorization of the Seller to enter into and consummate the transactions described in this Agreement (including, e.g., copies of authorizing resolutions and/or consents as required based upon Seller’s organizational documents) along with evidence of authority of the person(s) executing this Agreement and the documents executed and delivered for and on behalf of the Seller to so execute and deliver the same.

8.1.5.    A Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 (the "State Transfer Tax Return"), executed by Seller.

8.1.6.    A State of New York Real Property Transfer Report Form RP-5217, executed by Seller (“Equalization Form”).

8.1.7.    The Lease in the form attached hereto and incorporated herein as Exhibit B.

8.1.8.    An owner’s certificate from Seller in the form attached hereto and incorporated herein as Exhibit E.

8.1.9.    A Good Standing Certificate as issued by the Secretary of the Commonwealth of Delaware.

8.1.10.  Any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated hereunder, in accordance with the express terms, covenants and conditions hereof.

8.2.       At or prior to the Closing, Purchaser shall pay the balance of the Purchase Price pursuant to Section 2.2 hereof and Purchaser shall execute, acknowledge and deliver or cause to be delivered the following documents (collectively, the “Purchaser’s Closing Documents” and together with Seller’s Closing Documents, the “Closing Documents”):

8.2.1.    A counterpart of the Bill of Sale and Assignment.

8.2.2.    A counterpart of the State Transfer Tax Return, executed by Purchaser.

8.2.3.    A counterpart of the Equalization Form, executed by Purchaser.

8.2.4.    A counterpart of the Lease.

8.3.       Seller and Purchaser, at the Closing, shall prepare, execute and deliver to each other, subject to all the terms and provisions of this Agreement, (a) the Closing Statement setting forth, inter alia, the closing adjustments and material monetary terms of the transaction contemplated hereby and (b) such other instruments and documents as may be reasonably required to effectuate the consummation of the transactions described in this Agreement.

9.          Conditions to the Closing Obligations.

9.1.       Notwithstanding anything to the contrary contained in this Agreement, the obligation of Seller to convey the Property to Purchaser in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Seller, at its election, evidenced by notice delivered to Purchaser at or prior to the Closing, may waive any of such conditions:

9.1.1.       Purchaser shall have delivered to Escrow Agent the Net Purchase Price and other funds required hereunder and shall have executed, acknowledged and delivered to Escrow Agent all of the Purchaser’s Closing Documents, and such other documents and other items required pursuant to Section 8.2, at or prior to Closing.

9.1.2.       Purchaser shall have performed in all material respects all other covenants, undertakings and obligations to comply with all conditions required by this Agreement to be performed or complied with by Purchaser at or prior to Closing.

9.1.3.       All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date.

9.2.      Notwithstanding anything to the contrary contained in this Agreement, the obligation of Purchaser to acquire the Property and pay the Purchase Price in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Purchaser, at its election, evidenced by notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

9.2.1.       Seller shall have executed and delivered to Escrow Agent all of the Seller’s Closing Documents, and such other documents and other items required pursuant to Section 8.1, at or prior to Closing.

9.2.2.       Seller shall have performed in all material respects all other covenants, undertakings and obligations to comply with all conditions required by this Agreement to be performed or complied with by Seller at or prior to Closing.

9.2.3.       All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing. Notwithstanding the foregoing, if on the Closing Date any such representations and warranties are not true and correct in all material respects for any reason that is not due to a breach by Seller of its obligations under this Agreement and the breach(es) would have, in the aggregate, a material adverse effect, Purchaser shall have the option (a) terminate this Agreement, in which event Escrow Agent will return the Downpayment, Seller shall reimburse Purchaser its Pursuit Costs as it sole and exclusive remedy, and the parties shall have no further obligations under this Agreement except those provisions that expressly survive termination, or (b) to require Seller to pay or credit to Purchaser an amount on account of such breach(es) as will cause the same to no longer have a "material adverse effect", (which credit shall not exceed $150,000), as its sole and exclusive remedy, and the parties shall otherwise proceed to Closing as set forth in this Agreement. If the amount of the material adverse effect exceeds $150,000, Purchaser shall have the right to terminate this Agreement, in which event Escrow Agent will return the Downpayment, Seller shall reimburse Purchaser its Pursuit Costs as its sole and exclusive remedy, and the parties shall have no further obligations under this Agreement except those provisions that expressly survive termination. As used herein, a "material adverse effect" shall be deemed to have occurred if by reason of such misrepresentation the fair market value of the Property is decreased by more than $50,000.

9.2.4.       The Title Company shall be irrevocably committed to insure title to the Property pursuant to a standard coverage ALTA 2006 Owner's Policy of Title Insurance as applicable in New York in the amount of the Purchase Price at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to title requested by Purchaser), subject only to the Permitted Exceptions, and as otherwise provided in this Agreement (the "Title Policy").

10.          Tax Deferred Exchange.

10.1.    If one or more parties to this Agreement desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and its accompanying regulations, for the fee simple title in, or proceeds of, the Property, then the parties each agree to assist one another in the consummation of such transactions, and the parties reserve the right to assign their respective rights (but not obligations) to a qualified intermediary, as provided for in IRC Regulation 1.103(a)-I(g)(4) on or before the Closing Date, through written assignment and as otherwise may be necessary to accomplish the Section 1031 Exchange under the Internal Revenue Code, provided that the assisting parties shall incur no additional expense or liability, and the same is not a condition to and does not delay Closing.

11.          Default; Limitation on Liability of Parties.

11.1.    If Purchaser shall default in the performance of Purchaser's material obligations under this Agreement and the Closing does not occur as a result thereof (a "Purchaser Default"), Seller's sole and exclusive remedy shall be, and Seller shall be entitled, to retain the Downpayment as and for full and complete liquidated and agreed damages for Purchaser's Default, and Purchaser shall be released from any further liability to Seller hereunder, except for those obligations that expressly survive termination. SELLER AND PURCHASER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER UPON A PURCHASER DEFAULT AND THAT THE DOWNPAYMENT REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON A PURCHASER DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW.

11.2.    Subject to the provisions of Section 7.3 hereof, if Seller shall default in the performance of Seller's material obligations under this Agreement and the Closing does not occur as a result thereof, Purchaser's sole and exclusive remedy shall be, and Purchaser shall be entitled, to either (a) reimbursement of the Downpayment by Escrow Agent and payment of the Pursuit Costs by Seller, upon which Seller shall be released from any further liability to Purchaser hereunder, except for those obligations that expressly survive termination, or (b) seek specific performance of Seller's obligations hereunder, provided that any such action for specific performance must be commenced within sixty (60) days after such default. Purchaser further agrees that every otherwise applicable period of limitation to commence any action or proceeding for specific performance shall be deemed to have expired within the time periods set forth in this Section 11.2, which time periods shall not be subject to extension, enlargement or waiver by any means. If specific performance of Seller’s obligations is unavailable solely due to Seller’s transfer of the Property to a third party, Purchaser shall have the right to seek damages.

12.          Fire or Other Casualty; Condemnation.

12.1.    From the Effective Date until the Closing Date, Seller agrees to (a) maintain its present property insurance policy including fire and extended coverage and (b) give Purchaser reasonably prompt notice of any fire or other casualty occurring at the Property of which Seller obtains knowledge, or of any actual or threatened condemnation of all or any part of the Property of which Seller obtains actual knowledge.

12.2.    If prior to the Closing there shall occur (a) damage to the Property caused by fire or other casualty which would cost an amount equal to $1,000,000.00 or more to repair, as reasonably determined by an engineer selected by Seller which is satisfactory to Purchaser in the exercise of its reasonable judgment, or (b) a taking by condemnation of any portion of the Property, then, and in either such event, Purchaser may elect to terminate this Agreement by notice given to Seller within ten (10) days after Purchaser has received the notice referred to in Section 12.1 hereof, or at the Closing, whichever is earlier, in which event Seller shall promptly instruct Escrow Agent, to return the Downpayment and upon Purchaser's receipt of such Downpayment, this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except the provisions of this Agreement that expressly survive termination. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as herein provided, without abatement of the Purchase Price, and Seller shall assign to Purchaser at the Closing, by written instrument in form reasonably satisfactory to Purchaser, all of Seller's interest in and to any “net insurance proceeds” or “net condemnation awards” which may be payable to Seller on account of any such fire, casualty or condemnation (excluding business interruption insurance proceeds and insurance proceeds or condemnation awards paid on account of furniture, furnishings, equipment and other property that is not a part of the Property) and Seller shall pay all deductibles and self-insured retention amounts relating thereto. If the net insurance proceeds or net condemnation awards paid to Seller are in excess of the Purchase Price, then the amount to be paid to Purchaser under the preceding sentence shall be reduced to an amount equal to the Purchase Price, as it may be adjusted under the terms of this Agreement. The terms “net insurance proceeds” and “net condemnation awards” means the gross amount of insurance proceeds and condemnation awards paid to Seller less Seller’s “Protective Costs”. The term “Protective Costs” means costs actually and reasonably incurred or expended by or for the account of Seller for compliance with laws, protective restoration or emergency repairs but only to the extent that Seller has not been separately reimbursed for such costs by the insurance carrier or condemning authority.

12.3.    If, prior to the Closing, there shall occur damage to the Property caused by fire or other casualty which would cost less than $1,000,000.00 to repair, as reasonably determined by an engineer selected by Seller which is reasonably satisfactory to Purchaser in the exercise of its reasonable discretion then, neither party shall have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall assign to Purchaser at the Closing, by written instrument in form and substance reasonably satisfactory to Purchaser, all of Seller's interest in any insurance proceeds or condemnation awards which may be payable to Seller on account of any such fire, casualty or condemnation, or shall deliver to Purchaser any such proceeds or awards actually theretofore paid, and Seller shall pay all deductibles and self-insured retention amounts relating thereto. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between Purchaser and Seller.

12.4.    Nothing contained in this Article 12 shall be construed to impose upon Seller to repair any damage or destruction caused by fire or other casualty or condemnation. Seller shall have the right to repair or restore any portion of the Property following a casualty on condition that the cost of such repairs does not exceed $570,000 (as determined by Seller in its good faith discretion). Seller shall obtain Purchaser’s prior written approval (not to be unreasonably withheld, conditioned or delayed) for any repairs or restoration that exceed the amount in the previous sentence.

12.5.    If Purchaser does not elect to terminate this Agreement in accordance with Section 12.2(a) or (b) above, Seller shall have the exclusive right to negotiate, compromise or contest the obtaining of any insurance proceeds and/or any condemnation awards for the Property.

13.           Brokerage.

(a)         Seller represents and warrants to Purchaser that Seller has not dealt with or engaged any broker, consultant, finder or person with respect to the transaction contemplated hereby. Seller shall indemnify, defend and hold Purchaser harmless from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) caused by or arising out of (i) a breach of any of the representations and warranties set forth in the previous sentence; and (ii) any claim for any commission or other compensation of any person or entity claiming to have dealt with, on behalf of, through or under Seller.

(b)         Purchaser represents and warrants to Seller that Purchaser has not dealt with or engaged any broker, consultant, finder or person that brought the Property to the attention of Purchaser or otherwise communicated with Purchaser with respect to the transaction contemplated hereby. Purchaser shall indemnify, defend and hold Seller harmless from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) caused by or arising out of (i) a breach of any of the aforesaid representations and warranties; and (ii) any claim for any commission or other compensation of any person or entity claiming to have dealt with, on behalf of, through or under Purchaser. The provisions of this Article 13 shall survive the Closing or other termination of this Agreement.

14.           Closings Costs; Fees and Disbursements of Counsel, etc.

At the Closing, Seller shall pay the New York State Real Estate Transfer Tax imposed pursuant to Article 31 and Section 1402 of the New York Tax Law (the "State Transfer Tax"), upon or payable in connection with the transfer of the Property. Except as otherwise expressly provided to the contrary in this Agreement, Purchaser shall pay all title charges and survey costs, including the premium on Purchaser's Title Policy. Each of the parties hereto shall bear and pay the fees and disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing. The parties shall share the cost equally of the Title Company in connection with any escrow closing. The provisions of this Article 14 shall survive the Closing.

15.          Notices.

Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (for the purposes of this Article 15, collectively referred to as "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, (b) when transmitted by email, if followed by delivery of, pursuant to one of the other means set forth in this Article 15 before the end of the first business day thereafter, printed confirmation of the successful transmission to the appropriate email address listed below as obtained by the sender from the sender's email account, (c) upon receipt, when sent by prepaid reputable overnight courier or (d) three (3) days after the date so mailed if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows:

If to Seller, to:	FAE Holdings 411519R, LLC
355 South Technology Drive
Central Islip, NY 11722
Attention: Emanuel Lakios, CEO
Telephone No: (631) 981-7081
Email Address: elakios@cvdequipment.com

with a copy to:	Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
1425 RXR Plaza
Uniondale, New York 11556-1425
Attention: Benjamin Weinstock, Esq.
Telephone No: (516) 663-6555
Email Address: bweinstock@rmfpc.com

If to Purchaser, to:	355 S Technology Drive Owner LLC
c/o BEB Capital LLC
26 Harbor Park Dr.
Port Washington, NY 11050
Attn: Keyvan Ghaytanchi
Email Address: kghaytanchi@bebcapital.com

with a copy to:	c/o Rockpoint Group, L.L.C.
Woodlawn Hall at Old Parkland
3953 Maple Avenue, Suite 300
Dallas, Texas 75219
Attention: Ron J. Hoyl
Email: ron@rockpoint.com

and to:

c/o Rockpoint Group, L.L.C.
500 Boylston Street, 21st Floor
Boston, MA 02116
Attention: Bennett Varney
Email: bvarney@rockpoint.com
Attention: Dan Domb
Email: dan@rockpoint.com
Attention: Joseph Goldman
Email: jg@rockpoint.com

and to:	Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
Attn: Wallace L. Schwartz, Esq.
Email: wschwartz@velaw.com

If to Escrow Agent, to:	National Land Tenure Company LLC
950 Franklin Avenue, Second Floor
Garden City, New York 11530
Attn: Jessica Bellacicco
Email: jbellacicco@nltco.com

Personal delivery to a party or to any officer, partner, member, agent or employee of such party at the foregoing addresses shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Notices may be sent by the attorneys for the respective parties and each such notice so served shall have the same force and effect as if sent by such party. Notices shall be valid only if served in the manner provided in this Article 15.

16.          Survival; Governing Law; Waiver of Trial by Jury.

16.1  Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall not survive the Closing.

16.2  This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York applicable to transactions made and to be performed in the State of New York, without giving effect to any part of such law that would result in the selection or application of the law of any other jurisdiction. The parties hereby irrevocably submit to the in personam jurisdiction of the Supreme Court of the State of New York in Suffolk County and the United States District Court for the Eastern District of New York, and any appellate courts related thereto, with respect to any action or proceeding between the parties.

16.3  SELLER AND PURCHASER HEREBY EXPRESSLY WAIVE TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, OR CONNECTED WITH, OR RELATING TO, THIS AGREEMENT OR THE RELATIONSHIP CREATED HEREBY. WITH RESPECT TO ANY MATTER FOR WHICH A JURY TRIAL CANNOT BE WAIVED, THE PARTIES AGREE NOT TO ASSERT ANY SUCH CLAIM AS A COUNTERCLAIM IN, NOR MOVE TO CONSOLIDATE SUCH CLAIM WITH, ANY ACTION OR PROCEEDING IN WHICH A JURY TRIAL IS WAIVED.

17.           Counterparts; Captions.

This Agreement may be executed in counterparts, each of which shall be deemed an original. Signatures on copies of this Agreement transmitted electronically shall be deemed originals for all purposes. Facsimile and electronic signatures of the parties, and signatures transmitted in .pdf format, shall be deemed to be original signatures of the parties. The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof.

18.           Entire Agreement; No Third Party Beneficiaries.

This Agreement (including all exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto. The provisions of this Article 18 shall survive the Closing.

19.           Waivers; Extensions.

No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

20.           No Recording.

Except in the case of a specific performance action, the parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded. Any recordation or attempted recordation by Purchaser shall be void and shall constitute a material default by Purchaser.

21.           Assignment.

Purchaser shall neither assign its rights nor delegate its obligations hereunder directly or indirectly, without obtaining Seller's prior written consent, which consent may be granted or withheld in Seller's sole discretion. Notwithstanding the foregoing, Purchaser shall have the right to assign all of its rights and delegate all of its obligations hereunder to any partnership, joint venture or limited liability company that is an affiliate of Purchaser or which is controlled by one or more principals or affiliates of Purchaser (which control may include day-to-day management functions), or any subsidiary of the foregoing, provided the original Purchaser shall remain fully liable hereunder. In connection with any assignment permitted or consented to hereunder, such assignee shall assume in writing all of the Purchaser's obligations under this Agreement in form and substance reasonably satisfactory to Seller, provided that Purchaser originally named herein shall not be relieved from its obligations under this Agreement. Any other purported or attempted assignment or delegation without obtaining Seller's prior written consent or not otherwise permitted hereunder shall be void and of no effect. No consent given by Seller to any transfer or assignment of Purchaser's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser's rights or obligations hereunder. No consent given by Seller to any transfer or assignment of Purchaser's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser's rights or obligations hereunder. Purchaser shall not resell the Property or any part thereof through a "double escrow" or other similar procedure without Seller's prior written consent, which consent may be granted or withheld in Seller's sole discretion. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.

22.           Pronouns; Joint and Several Liability.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require. If Purchaser consists of two or more parties, the liability of such parties shall be joint and several.

23.           Successors and Assigns:

This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective permitted successors and assigns.

24.           Escrow.

24.1.    Escrow Agent shall hold and disburse the Downpayment in accordance with the following provisions:

24.1.1.    The Downpayment shall be held in an interest bearing account as follows:

Citibank

502 Old Country Road

Garden City, New York 11530

ABA No. 021000089

If funds are to be deposited in an interest bearing account (accruing interest at the current federal funds rate) Purchaser shall submit a form W-9 with its Federal Tax ID.

24.1.2. If the Closing occurs, then Escrow Agent shall deliver the Downpayment to Seller.

24.1.3. Purchaser acknowledges that the Federal Deposit Insurance Corporation (FDIC) coverages applies only to a maximum amount of $250,000.00 for each individual depositor. Purchaser understands that Escrow Agent assumes no responsibility for, nor will Purchaser hold same liable for, any loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor's account to exceed $250,000.00 and that the excess amount is not insured by the Federal Deposit Insurance Corporation.

24.2.    All instructions to Escrow Agent shall be given in writing (the “Instructions”). If the Instructions have been signed by both Purchaser and Seller, then Escrow Agent shall carry out said Instructions immediately. If the Instructions have been signed by only Purchaser or Seller, then Escrow Agent shall immediately send a copy of said Instructions to the other party by email and by overnight delivery. If the other party has not filed written objections to the proposed action set forth in said Instructions within five (5) business days after its receipt of said Instructions, then Escrow Agent shall act in accordance with said Instructions. If Escrow Agent receives an objection to its acting in accordance with said Instructions within the said five (5) day period, then it shall not proceed until (i) said objections are withdrawn, (ii) it receives instructions signed by both parties, or (iii) until directed by a Court of competent jurisdiction.

24.3.    Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time period set forth herein. All mailings and notices from Escrow Agent to Seller and/or Purchaser, or from Seller and/or Purchaser to Escrow Agent, provided for in this Article 24 shall be addressed to the party to receive such notice at its notice address set forth in Section 15 above (with copies to be similarly sent to the additional persons therein indicated).

24.4.    In the event joint written Instructions are not received by Escrow Agent with respect to the disposition of all or any part of the Downpayment within thirty (30) days after receipt by it of conflicting or unilateral Instruction, or, in any event, thirty (30) days following the date fixed in the Agreement for the Closing of title or other disposition of all or any part of the Downpayment, Escrow Agent may, if it so elects, commence an action in the nature of an interpleader of declaratory judgment suit in a Court of competent jurisdiction, to determine the title to, or disposition of, the Downpayment. Purchaser and Seller shall be jointly and severally liable to Escrow Agent for its reasonable attorneys' fees, costs and expenses incurred in connection with the commencement and prosecution of such a suit and any appeal therefrom.

24.5.    Escrow Agent shall not be liable for any act done or omitted by it in good faith, or for anything which it may in good faith do or refrain from doing in connection with its duties as Escrow Agent. Escrow Agent is authorized to rely upon any document reasonably believed by it to be signed by the parties hereto. Purchaser agrees to indemnify and hold harmless Escrow Agent from and against any loss, cost or damage incurred by it (including, without limitation, reasonable attorneys' fees, costs and expenses) in connection with this Agreement, or arising from its duties as Escrow Agent.

24.6.    Purchaser and Seller hereby severally agree to indemnify and hold harmless Escrow Agent from any misrepresentation made to the Escrow Agent by such indemnifying party.

24.7.    Escrow Agent may at any time resign hereunder by giving notice of its resignation to the parties at least fifteen (15) days prior to the date specified for such resignation to take effect and, upon the effective date of such resignation, the Downpayment shall be delivered by Escrow Agent to First American Title Insurance Company (“FATICO”) as the successor Escrow Agent, and upon FATICO’s written acceptance of its duties as successor Escrow Agent, all duties and obligations of Escrow Agent named herein accruing from and after such transfer shall cease and terminate.

25.           Confidentiality.

25.1.    Seller and Purchaser covenant and agree not to communicate the terms or any aspect of this Agreement and the transactions contemplated hereby to any person or entity and to hold, in the strictest confidence, the content of any and all information in respect of the Property which is supplied by Seller to Purchaser or by Purchaser to Seller, without the express written consent of the other party; provided, however, that either party may, without consent, disclose the terms hereof and the transactions contemplated hereby (a) to its respective advisors, consultants, attorneys, accountants, partners, investors, prospective partners, prospective investors, insurance agents, prospective tenants, lenders or prospective lenders (the "Transaction Parties") without the express written consent of the other party, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by the New York Stock Exchange or other public exchange for the sale and purchase of securities, provided that in such event Seller or Purchaser, as applicable, shall notify the other party in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. If this Agreement is terminated, such confidentiality shall be maintained and Seller, Purchaser and the Transaction Parties will destroy or deliver to Seller or Purchaser, as applicable, upon request, all documents and other materials, and all copies thereof, obtained thereby in connection with this Agreement that are subject to such confidence, with any such destruction confirmed by Seller or Purchaser, as applicable, in writing. Notwithstanding the foregoing, (i) each party may retain such confidential information to comply with applicable law or regulation, internal compliance policies, or professional standards, and (ii) the retaining party shall be permitted to retain copies of, or any computer records or files containing, confidential information that has been created by such party’s electronic mail and automatic electronic archiving and back-up procedures, to the extent created and retained in a manner consistent with such party’s standard archiving and back-up procedures, but not for any other use or purpose The foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Seller or Purchaser, as applicable, or the Transaction Parties. Seller and Purchaser each hereby indemnifies the other against any and all claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising in connection with the indemnifying party's obligations under this Article 25. The provisions of this Article 25 shall survive the Closing or the earlier termination of this Agreement for a period of one year.

26.           Further Assurances.

The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement) as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Agreement. The provisions of this Article 26 shall survive the Closing.

27.           Miscellaneous.

27.1.    Where this Agreement by its terms requires the payment of money or the performance of a condition or an act, or the giving of notice, on a day that is not a business day (as defined below), such payment may be made or condition or act performed, or notice given, on the next business day, with the same force and effect as if made or performed in accordance with the terms of this Agreement. Unless otherwise expressly provided in this Agreement, any reference herein to time periods of fewer than seven (7) days will in the computation thereof exclude days that are not business days. Wherever used in this Agreement, the term “business day” means Monday through Friday, excluding holidays when New York State chartered, or federally chartered banks in New York, are permitted or required by law to close.

27.2.    Purchaser agrees that notwithstanding any other provision of this Agreement, Purchaser shall look solely to the estate and property of Seller in the Property for the satisfaction of any of Purchaser’s remedies in the event of any default or breach by Seller with respect to any of the terms, covenants and conditions of this Agreement, and no other property or assets of Seller or any agent, member, manager, shareholder, director, officer, trustee, employee, partner, principal or beneficiary thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Purchaser’s remedies, if any.

27.3.    Whenever the terms “include” or “including” are used in this Agreement, such terms shall be interpreted and shall read as “include without limitation” or “including without limitation” unless the context expressly requires an interpretation and reading limited to a specific reference or example.

27.4.    Seller and Purchaser acknowledge and agree that this Agreement has been reviewed and negotiated by both parties and their respective counsel, and that, in any dispute over the meaning, interpretation, validity or enforceability of this Agreement or any of its terms or conditions, there shall be no presumption whatsoever against either party by virtue of that party having drafted this Agreement or any portion thereof. If any words or phrases in this Agreement (or in any prior draft thereof) shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included herein and no implication or inference shall be drawn from the fact that such words or phrases were so stricken out or otherwise eliminated.

27.5.    Neither the preparation and transmittal of this Agreement, nor any negotiation or modification of this Agreement with a prospective Purchaser, shall constitute an offer to sell and shall not be binding upon or enforceable against Seller unless and until the Agreement has been duly executed by Seller and a fully executed original counterpart has been delivered to Purchaser or Purchaser’s attorney.

27.6.    All riders, exhibits or schedules and other documents annexed to this Agreement or referenced in this Agreement are incorporated in this Agreement and made a part thereof as though set forth at length in this Agreement. If the provisions of any exhibit or schedule to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such exhibit or schedule shall prevail.

27.7.    If any provision of this Agreement is invalid or unenforceable as against any person or under certain circumstances, the remainder of this Agreement, and the applicability of such provision to other persons or circumstances, shall not be affected thereby. Each provision of this Agreement, except as otherwise herein or therein provided, shall be valid and enforced to the fullest extent permitted by law.

27.8.    Any failure by either party to insist upon the strict performance by the other of any of the provisions of this Agreement shall not be deemed a waiver of any of the provisions hereof, and each party, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by the other party of any and all of the provisions of this Agreement to be performed by such party.

28.           IDA

28.1.    The parties acknowledge and agree that Seller heretofore entered into a transaction (the “IDA Transaction”) with the Town of Islip Industrial Development Agency (the “IDA”) pursuant to which Seller receives certain real estate tax exemptions for the benefit of CVD Equipment Corp. pursuant to a Payment in Lieu of Taxes (“PILOT”) program. The parties further acknowledge and agree that Purchaser and Seller shall apply to the IDA for the continuation of Seller’s IDA benefits and PILOT, as contained in the lease-leaseback or similar documents evidencing the IDA Transaction (the “IDA Documents”), which continuation is hereinafter referred to as the “IDA Approval”.

28.2.     The parties agree that the IDA Approval shall be a condition precedent to Seller’s obligation to Close title to the Property in accordance with this Agreement. If Seller fails to obtain the IDA Approval, Seller may terminate this Agreement by Notice to Purchaser whereupon this Agreement shall terminate and shall be of no further force or effect, except for those provisions that expressly survive the termination of this Agreement, and the Escrow Agent shall return the Downpayment to Purchaser in accordance with Article 24 hereof.

28.3.    Seller shall submit an application (on the IDA’s current application form) and such other submissions as may be required by the IDA for the IDA Approval. Purchaser agrees to cooperate with Seller’s efforts to obtain the IDA Approval, and in connection

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therewith, Purchaser shall join in Seller’s application or submit a separate application and make such other submissions as may be required by the IDA for the IDA Approval.

28.4.    The parties shall make diligent and commercially reasonable efforts to obtain the IDA Approval from the IDA as soon as reasonably possible after the Effective Date, including, without limitation, the attendance by the parties at such meetings and/or phone interviews as may be required by the IDA. Seller represents that it and CVD Equipment are in compliance with all representations, covenants and obligations contained in the IDA Documents, and that neither party has received any notice of a default or event of default under the IDA Documents.

28.5.    If Seller obtains the IDA Approval, Purchaser shall cooperate with Seller in closing the IDA Approval transaction and execute any documents, instruments and/or agreements reasonably required by the IDA in connection with the assignment by Seller of its interest in the IDA Documents, and assumption by Purchaser thereof. All fees and expenses of obtaining and documenting the IDA Approval, including that of the IDA’s outside counsel, shall be payable by Seller.

28.6.    If Seller does not obtain an IDA Approval, Seller may elect to Close title without the IDA Approval, in which case Seller shall cause the existing IDA documents to be terminated as of Closing and shall pay any recapture and/or processing charges assessed by the IDA.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

FAE Holdings 411519R, LLC

By: /s/ Emmanuel Lakios
Name: Emanuel Lakios
Title: President

PURCHASER:

355 S Technology Drive Owner LLC

By: /s/ Ron J. Hoyl
Name: Ron J. Hoyl
Title: Vice President